Exhibit 4.5

AMENDMENT NO. 1

TO THE

RIGHTS AGREEMENT

dated as of

May 20, 2008

between

MF GLOBAL LTD.

and

Computershare Trust Company, N.A.

AMENDMENT NO. 1 TO THE RIGHTS AGREEMENT

AMENDMENT NO. 1 TO THE RIGHTS AGREEMENT, dated as of May , 2008 (this “Amendment”), between MF Global Ltd., a Bermuda company (the “Company”), and Computershare Trust Company, N.A., as Rights Agent (the “Rights Agent”).

WITNESSETH:

WHEREAS, the Company proposes to issue and sell 6% Cumulative Convertible Preference Shares, Series A, par value $1.00 per share (as they may be amended from time to time, the “Series A Preference Shares”), which are convertible into Common Shares of the Company, to one or more affiliates of J.C. Flowers & Co. LLC, a Delaware limited liability company (“J.C. Flowers”), and, for purposes of the Rights Agreement, dated July 9, 2007 (the “Agreement”), between the Company and the Rights Agent, wishes to exclude J.C. Flowers and any J.C. Flowers Entity from the definition of “Acquiring Person” on the terms and conditions set forth below;

WHEREAS, the Company has determined that the Agreement be amended in accordance with Section 5.4 of the Agreement, as set forth herein, and the Rights Agent is hereby requested to join in this Amendment, as set forth herein;

NOW THEREFORE, in consideration of the premises and the respective agreements set forth herein, the Agreement is hereby amended as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATIONS

1.1 Capitalized terms used but not defined in this Amendment (including for purposes of the Preamble and the Recitals hereto) shall have the meanings given to such terms in the Agreement.

ARTICLE II

AMENDMENTS TO THE RIGHTS AGREEMENT

2.1 The definition of “Acquiring Person” contained in Section 1.1 of the Agreement is hereby amended by adding the following sentence between the currently existing second and third sentences:

In addition, and without limiting the foregoing, “Acquiring Person” shall not include any entity that is a J.C. Flowers Entity, but only while such entity is a J.C. Flowers Entity, and only (1) after the first time that J.C. Flowers becomes the Beneficial Owner of 15% or more of the issued and outstanding Common Shares, and (2) prior to the first time that either (x) J.C. Flowers ceases to be the Beneficial Owner of 15% or more of the issued and outstanding Common Shares or (y) any J.C. Flowers Entity becomes the Beneficial Owner of 20% or more of the issued and outstanding Common Shares, after which time in this clause (2) no Person (including any J.C. Flowers Entity) shall be excluded from the term “Acquiring Person” pursuant to this sentence. Notwithstanding anything in this Agreement to the contrary, for the purpose of calculating the Beneficial Ownership by any J.C. Flowers Entity of the issued and outstanding Common Shares under the Agreement, any and all Adjustment Shares shall be excluded from both the number of shares Beneficially Owned by such J.C. Flowers Entity and from the number of issued and outstanding Common Shares.

2.2 The following definitions shall be added in alphabetical order to Section 1.1 of the Agreement:

“Adjustment Shares” shall mean any and all Common Shares (and rights to acquire Common Shares) that may be issued by the Company pursuant to the J.C. Flowers Documents from time to time, other than Common Shares that are Beneficially

Owned by J.C. Flowers immediately after the Closing as defined in the J.C. Flowers Documents. For the avoidance of doubt, it is the intention of the parties that the Beneficial Ownership of J.C. Flowers shall not be deemed to be increased above 20% for the purposes of the Agreement solely by reason of the fact that the number of Common Shares issuable in respect of the Series A Preference Shares may increase after the Closing due to adjustments in the conversion rate, the payment of dividends in shares and the like pursuant to the J.C. Flowers Documents.

“J.C. Flowers Documents” shall mean the Investment Agreement, dated as of May 20, 2008, between the Company and J.C. Flowers and the Certificate of Designations as defined in such Investment Agreement, in each case as such document may be amended from time to time.

“Series A Preference Shares” shall have the meaning set forth in the Recitals to this Amendment.

“J.C. Flowers” shall have the meaning set forth in the Recitals to this Amendment.

“J.C. Flowers Entity” shall mean, as of any time, J.C. Flowers and each other entity that at such time is an Affiliate of J.C. Flowers. Any entity that becomes or ceases to be an Affiliate of J.C. Flowers shall thereupon become or cease to be a J.C. Flowers Entity, as the case may be.

ARTICLE III

CONTINUITY

3. The provisions of the Agreement shall, save as amended hereby, continue in full force and effect.

ARTICLE IV

INCORPORATION OF TERMS

4. The provisions of Section 5.10 (Notices), Section 5.13 (Successors), Section 5.16 (Descriptive Headings; Section References), Section 5.17 (Governing Law), Section 5.18 (Counterparts), and Section 5.19 (Severability) shall be incorporated into this Amendment as if set out in full herein and as if references to “this Agreement” in such provisions are references to this Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

MF GLOBAL LTD.

By:	/s/ Jacqueline Giammarco
Name: Jacqueline Giammarco
Title: Assistant General Counsel

Computershare Trust Company, N.A.

By:	/s/ Dennis V. Moccia
Name: Dennis V. Moccia
Title: Managing Director